Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Form S-4 (Registration Statement) of First Western Financial, Inc., dated October 5, 2021, of our report dated March 16, 2021, with respect to the audited consolidated balance sheets of Teton Financial Services, Inc. and Subsidiary as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years then ended, and the related notes to the consolidated financial statements, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in this proxy statement/prospectus.

/s/ Fortner, Bayens, Levkulich & Garrison, P.C.
FORTNER, BAYENS, LEVKULICH & GARRISON, P.C.
Denver, Colorado

October 5, 2021

1580 Lincoln Street • Suite 700 • Denver, CO 80203

303/296-6033 • FAX 303/296-8553

Certified Public Accountants • A Professional Corporation